Exhibit 99.1

DG FastChannel Announces Key Change to Executive Management

Neil Nguyen Promoted to President and COO

DALLAS—(BUSINESS WIRE)—DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, media and entertainment industries, today announced the promotion of Neil Nguyen to president and COO of DG FastChannel. Scott Ginsburg will continue to serve as the company’s chairman and CEO.

Neil previously held numerous high-level positions at DG FastChannel, including most recently executive vice president of sales and operations for the company’s Ads division. In that capacity, Neil played a key role in increasing the company’s sales and revamping its customer service and operations. Most notably, he successfully integrated the sales and operations of the company’s recent acquisitions into DG FastChannel.

“Neil is a very strong leader on the senior management team, and he successfully worked to integrate the sales and operations of the company’s recent acquisitions into DG FastChannel,” said Scott Ginsburg, chairman and CEO of DG FastChannel. “His creativity, track record of execution, as well as passion for our customers and employees makes him a logical choice to mold and drive the company’s vision forward.”

“I am honored by this appointment and look forward to continuing to work closely with Scott and the rest of senior management,” said Neil Nguyen, president and COO of DG FastChannel. “DG FastChannel has been executing on its strategy as the leader in the content management and delivery solutions. We will focus our efforts on operating at our full potential and delivering ongoing innovations to solve the business challenges of our corporate, entertainment and broadcast clients.”

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively. DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. Through its Unicast and Springbox business units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. More than 5,000 advertisers and agencies employ the company’s workflow toolsets. The Company has an online media distribution network of over 26,000 radio, television, cable, network, print and Web publishing destinations. DG FastChannel ranked number five on the Fortune “Fastest Growing Companies in the World” list and the Fortune Small Business list of the nation’s 100 fastest-growing small public companies. For more information visit www.dgfastchannel.com.

Contact:

DG FastChannel, Inc.
Omar Choucair, 972-581-2000
Chief Financial Officer
or
Shelton Group
Stacey Gaswirth, 972-239-5119, ext. 132